SUBLEASE AGREEMENT

      This SUBLEASE AGREEMENT (the "Sublease") dated as of January 1, 2008, by and between HUTTIG BUILDING PRODUCTS, INC., as Delaware corporation (hereinafter the "Sublessor") and AIR INDUSTRIES GROUP, INC., a New York corporation (hereinafter the "Sublessee");

                              W I T N E S S E T H:

      WHEREAS, Sublessor, as tenant, entered into a lease with Rechler Equity Partners B-2, LLC, a Delaware limited liability company (hereinafter referred to as "Prime Landlord"), dated September 20, 2005 (the "Prime Lease"), leasing premises therein described situated within the City of Hauppauge, Town of Islip, County of Suffolk, State of New York, known as and numbered 110 Plant Avenue and comprising approximately 125,000 square feet (the "Premises"), which Prime Lease is attached hereto and incorporated by reference herein as Exhibit A; and

      WHEREAS, Sublessee has offered to sublease a portion of the Premises;

      NOW, THEREFORE, the parties hereto in consideration of the mutual covenants herein contained hereby agree as follows:

      1. Sublet Premises and Term.

      A. In consideration of the obligation of Sublessee to pay rent herein provided, and in consideration of the other terms, provisions and covenants hereof, Sublessor hereby demises and leases to Sublessee, and Sublessee hereby takes from Sublessor a portion of the Premises, such portion comprising approximately 81,035 square feet and more particularly described as the cross-hatched area on Exhibit B attached hereto and incorporated herein by reference, together with all rights, privileges, easements, appurtenances, and immunities belonging to or in any way pertaining to the Premises (hereinafter, the "Sublet Premises").

      B. The term of this Sublease shall commence on the later of January 1, 2008 or on the date when the Prime Landlord shall have consented to this Sublease (the "Commencement Date"), and shall end on December 31, 2015.

      C. Sublessee acknowledges that it has inspected and accepts the Sublet Premises, and specifically the buildings and improvements comprising the same, in their present condition as suitable for the purpose for which the Sublet Premises are leased, subject to the requirements of this Sublease. Taking of possession by Sublessee shall be deemed conclusively to establish that the Sublet Premises were in good and satisfactory condition when possession was taken. Sublessee further acknowledges that no representations as to the repair of the Sublet Premises, nor promises to alter, remodel or improve the Sublet Premises have been made by Sublessor, except for those improvements set forth in

Section 6B hereof or as otherwise expressly set forth in this Sublease. After the Commencement Date Sublessee shall, upon request, execute and deliver to Sublessor a letter of acceptance of delivery of the Sublet Premises. Sublessor shall deliver to Sublessee the Sublet Premises in broom clean condition and the doors and the mechanical, electrical, plumbing and heating and ventilating systems serving the Sublet Premises shall be in good working order. Sublessor makes no representation or warranty as to the condition of the roof.

      D. Subject to all of the terms, covenants and conditions of this Sublease, except Sublessee's obligation to pay base rent or additional rent, and provided that the Prime Landlord shall have consented, Sublessor shall permit Sublessee to enter the Sublet Premises prior to the Commencement Date in order for Sublessee to deliver and store equipment and inventory in preparation for Sublessee's occupancy thereof. In the event that Sublessee exercises this early entry right, Sublessee shall obtain the insurance policies required hereunder as of the date Sublessee first enters the Sublet Premises and shall deliver certificates as required hereunder to Sublessor prior to gaining access.

      2. Base Rent and Security Deposit.

      A. Sublessee agrees to pay to Sublessor base rent for the Sublet Premises in advance without deduction or set off, for the entire term hereof at the rates set forth below:

           Period                    Rate PSF                 Monthly Rent
           ------                    --------                 ------------
      1/1/08 - 12/31/08              $6.35                    $42,881.02
      1/1/09 - 12/31/09              $6.54                    $44,164.08
      1/1/10 - 12/31/10              $6.74                    $45,514.66
      1/1/11 - 12/31/11              $6.94                    $46,865.24
      1/1/12 - 12/31/12              $7.15                    $48,283.35
      1/1/13 - 12/31/13              $7.36                    $49,701.47
      1/1/14 - 12/31/14              $7.58                    $51,187.11
      1/1/15 - 12/31/15              $7.81                    $52,740.28

      One such monthly installment shall be due and payable on the Commencement Date and a like monthly installment shall be due and payable in advance, without demand, on or before the first day of each calendar month succeeding the Commencement Date during the hereby demised term, except that the rental payment for any fractional calendar month at the commencement of the Sublease term shall be prorated.

      B. In addition, Sublessee agrees to deposit with Sublessor on the Commencement Date the sum of Forty-Two Thousand Eight Hundred Eighty-One and 02/100 Dollars ($42,881.02), which sum shall be held by Sublessor, without obligation for interest, as security for the performance of Sublessee's covenants and obligations under this Sublease, it being expressly understood and agreed that such deposit is not an advance rental deposit or a measure of


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Sublessor's damages in case of Sublessee's default. Upon the occurrence of any event of default by Sublessee, Sublessor may, from time to time, without prejudice to any other remedy provided herein or provided by law, use such fund to the extent necessary to make good any arrearages of rent or other payments due Sublessor hereunder, and any other damage, injury, expense or liability caused by such event of default; and Sublessee shall pay to Sublessor, on demand, the amount so applied in order to restore the security deposit to its original amount. Although the security deposit shall be deemed the property of Sublessor, any remaining balance of such deposit shall be returned by Sublessor to Sublessee at such time after termination of this Sublease that all of the Sublessee's obligations under this Sublease have been fulfilled.

      3. Use. The Sublet Premises shall be used only for the purpose of manufacturing, storing and distributing airplane parts and aircraft welded assemblies, and storing, cutting and distributing metal plates for aircraft, and for such other lawful purposes as may be incidental thereto, including general office use. Outside storage is prohibited without Sublessor's prior written consent. Sublessee shall, at its own cost and expense, obtain any and all licenses and permits necessary for any such use. Sublessee shall comply with all governmental laws, ordinances and regulations applicable to the use of the Sublet Premises, including, without limitation, all applicable federal, state and local laws, regulations or ordinances pertaining to air and water quality, any Hazardous Materials (as hereinafter defined), waste disposal, air emissions and other environmental matters, and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of conditions or nuisances in or upon, or connected with, the Sublet Premises, all at Sublessee's sole expense. Sublessee shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Sublet Premises, nor take any other action which would constitute a nuisance or would disturb or endanger any other tenants of the building in which the Sublet Premises are situated or unreasonably interfere with their use of their respective premises. Without Sublessor's prior written consent, Sublessee shall not receive, store or otherwise handle any product, material or merchandise which is explosive or highly flammable.

      Sublessee will not permit the Sublet Premises to be used for any purpose or in any manner (including without limitation any method of storage) which would (i) cause the existing fire sprinkler system to be inadequate under existing laws and codes, or (ii) render the insurance thereon void or cause the insurance premiums to increase or cause the State Board of Insurance or other insurance authority to disallow any sprinkler credits.

      4. Taxes.

      A. Sublessee agrees to pay to Sublessor, as additional rental hereunder, for real estate taxes, assessments and governmental charges ("Taxes") levied against the real estate and improvements thereon comprising the Premises in excess of Taxes levied for the 2005/2006 base year as follows: If the Taxes due and payable in any year during the term of this Sublease are greater than the Taxes due and payable for 2005/2006 tax year, then Sublessee shall pay to Sublessor, within fifteen (15) days after receipt of Sublessor's demand therefor and reasonable supporting documentation, a sum equal to Sublessee's proportionate share of such difference. Sublessee's proportionate share, as used


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

in this Sublease, shall mean a fraction, the numerator of which is the space contained in the Sublet Premises and the denominator of which is the entire space contained in the Premises. At Sublessor's option, Sublessee shall pay each month 1/12th of the estimated amount of Sublessee's next Tax payment and any under or overpayment shall be paid by or credited to the Sublessee, as the case may be, promptly after receipt of the Tax bill for that tax year. The current Taxes for the 2006/2007 tax year are $________________.

      B. If at any time during the term of this Sublease, the present method of taxation shall be changed so that in lieu of the whole or any part of any Taxes levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed on Sublessor a capital levy or other tax directly on the rents received therefrom and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents for the present or any future building or buildings on the Sublet Premises, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be payable by Sublessee to Sublessor. Sublessee shall pay any sales tax payable in respect of rent or additional rent.

      5. Intentionally Left Blank.

      6. Repairs and Maintenance.

      A. During the term of this Sublease, Sublessor shall make or cause to be made all structural repairs to the Sublet Premises, except those occasioned by the acts of Sublessee, its agents, employees or invitees, which repairs shall be made at Sublessee's sole cost and expense. Structural repairs are defined herein to mean repairs to the roof, roof supports, bearing walls, foundation and structural steel. Sublessee shall, at its own cost and expense, keep and maintain the Sublet Premises in good condition, repair and maintenance and shall make all nonstructural repairs and replacements in the Sublet Premises including, but not limited to (i) maintenance, repair and replacement of the electrical, plumbing, sprinkler, HVAC, sewer/sanitary, life safety and other mechanical systems serving the Sublet Premises, (ii) maintenance, repair and replacement of windows, glass and plate glass, doors and any special office entry, walls and finish work, floors and floor covering, docks, dock boards, truck doors and dock bumpers, (iii) regularly scheduled cleaning and maintenance of the interior of the Sublet Premises, and (iv) keeping the exterior of the Sublet Premises clean and free of debris, snow and ice and keeping the parking areas, driveways, and the whole of the Sublet Premises in a clean and sanitary condition.

      B. The cost of maintenance and repair of any common party wall (any wall, divider, partition or any other structure separating the Sublet Premises from any adjacent premises occupied by other tenants) shall be shared equally by Sublessee and the tenant occupying adjacent premises. Sublessee shall not damage any party wall or disturb the integrity and support provided by any party wall and shall, at its sole cost and expense, promptly repair any damage or injury to any party wall caused by Sublessee or its employees, agents or invitees. Notwithstanding the foregoing, Sublessor, at its sole cost and expense, shall perform the work and make the installations set forth on Exhibit D hereto to render secure the common wall shared with Sleepys, LLC, the existing subtenant at the Demised Premises, such work to be performed in compliance with applicable law and in a workmanlike manner.


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

      C. Sublessor shall maintain or cause to be maintained the exterior portion of the Sublet Premises including landscaped areas, parking areas, driveways and other exterior areas and Sublessee agrees to pay, upon Sublessor's demand therefore, as additional rent, an amount equal to Sublessee's proportionate share, as reasonably determined by Sublessor, of Sublessor's cost of maintenance and repair of the exterior portion of the Sublet Premises (except to the extent such costs are to be borne by Sublessor per Section 6(A) above) and of the landscaped areas, parking areas, driveways and other exterior areas including, without limitation, gardening, landscaping, planting, replanting and replacement of flowers, shrubbery and grass, striping, repair of paving, curbs and walkways, repair and cleaning of drainage facilities, snow and ice removal, exterior lighting, sprinkler fireline systems and sprinkler supervisory service and maintenance, repair and replacement of the sanitary system.

      D. Sublessee shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all heating and air conditioning systems and equipment within the Sublet Premises. The maintenance contractor and the contract must be approved by Sublessor. The service contract must include all services suggested by the equipment manufacturer within the operation/maintenance manual and must become effective (and a copy thereof delivered to Sublessor) within thirty (30) days of the date Sublessee takes possession of the Sublet Premises.

      7. Alterations. Sublessee may make the alterations described on Exhibit C attached hereto provided that the Prime Landlord consents to such alterations with no obligation on the part of Sublessor to restore the Sublet Premises upon expiration or termination of the Prime Lease. Sublessee shall not make any other alterations, additions or improvements to the Sublet Premises without the prior written consent of Sublessor; provided, however, Sublessee may, without the consent of Sublessor, but at its own cost and expense and in a good workmanlike manner, make such minor alterations, additions or improvements or erect, remove or alter such partitions, or erect such racks, shelves, bins, machinery and trade fixtures as it may deem advisable, without altering the basic character of the building or improvements and without overloading or damaging such building or improvements, and in each case complying with all applicable governmental laws, ordinances, regulations and other requirements. Sublessee shall make any such alterations, additions and improvements in compliance with applicable law and shall be responsible for obtaining necessary permits and any necessary consent of the Prime Landlord. All alterations, additions, improvements and partitions erected by Sublessee shall be and remain the property of Sublessee during the term of this Sublease and Sublessee shall, unless Sublessor otherwise elects as hereinafter provided, remove all alterations, additions, improvements and partitions erected by Sublessee and restore the Sublet Premises to their original condition by the date of termination of this Sublease; provided, however, that if Sublessor so elects prior to termination of this Sublease, such alterations, additions, improvements and partitions shall become the property of Sublessor as of the date of termination of this Sublease and shall be delivered up to the Sublessor with the Sublet Premises. All racks, shelves, bins, machinery and trade fixtures installed by Sublessee may be removed by Sublessee prior to the termination of this Sublease if Sublessee so elects, and shall be removed if required by Sublessor; upon any such removal Sublessee shall restore the Sublet Premises to their original condition. All such removals and restoration shall be accomplished in a good workmanlike manner so as not to damage the primary structure or structural qualities of the buildings and other improvements situated on the Sublet Premises.

      8. Signs. Sublessee shall have the right to install signs upon the Sublet Premises only when first approved in writing by Sublessor and subject to any applicable governmental laws, ordinances, regulations and other requirements. Sublessee shall remove all such signs by the termination of this Sublease. Such installations and removals shall be made in such manner as to avoid injury to or defacement of the building and other improvements, and Sublessee shall repair any injury or defacement, including without limitation discoloration, caused by such installation or removal.

      9. Inspection. Prime Landlord, Sublessor and their agents and representatives shall have the right to enter and inspect the Sublet Premises at any reasonable time during business hours, for the purpose of ascertaining the condition of the Sublet Premises or in order to make such repairs as may be required or permitted to be made by Sublessor under the terms of this Sublease. During the period that is six (6) months prior to the end of the term hereof, Prime Landlord, Sublessor and their agents and representatives shall have the right to enter the Sublet Premises at any reasonable time during business hours for the purpose of showing the Sublet Premises, and shall have the right to erect on the Sublet Premises a suitable sign indicating that the Sublet Premises are available. Sublessee shall give written notice to Sublessor at least thirty
(30) days prior to vacating the Sublet Premises and shall arrange to meet with Sublessor for a joint inspection of the Sublet Premises at the time of vacation. In the event of Sublessee's failure to give such notice or arrange such joint inspection, Sublessor's inspection at or after Sublessee's vacating the Sublet Premises shall be conclusively deemed correct for purposes of determining Sublessee's responsibility for repairs and restoration.

      10. Utilities. Sublessor agrees to provide, at its cost, water, electricity and telephone service connections to the Sublet Premises; but Sublessee shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or for the Sublet Premises, together with any taxes, penalties, surcharges or the like pertaining thereto, and maintenance charges for utilities, and shall furnish all electric light bulbs, tubes and ballasts. If any such services are not separately metered to Sublessee, Sublessee shall pay a reasonable proportion, as determined by Sublessor, of all charges jointly metered with other premises. Sublessor shall in no event be liable for any interruption or failure of utility services on the Sublet Premises.

      11. Assignment and Subletting. Sublessee shall not have the right to assign this Sublease or to sublet the whole or any part of the Sublet Premises or to permit the use of the Sublet Premises by any party other than Sublessee without the prior written consent of Sublessor, which consent shall not be unreasonably withheld, and the Prime Landlord,. Notwithstanding any permitted assignment or subletting, Sublessee shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent herein specified and for compliance with all of Sublessee's other obligations under the terms, provisions and covenants of this Sublease. Sublessor's or Prime Landlord's consent to one assignment, subletting or occupation or use by other parties shall not be deemed a consent to other subleases or assignments or occupation or use by other parties. Upon the occurrence of an Event of Default as hereinafter defined, if the Sublet Premises or any part thereof are then assigned or sublet, Sublessor, in addition to any other remedies herein provided or provided by law, may at its option collect directly from such assignee or subtenant all rents becoming due to Sublessee under such assignment or sublease and apply such rent against any sums due to Sublessor from Sublessee hereunder, and no such collection shall be construed to constitute a novation or a release of Sublessee from the further performance of Sublessee's obligations hereunder.

      12. Fire and Casualty Damage.

      A. In case the Sublet Premises are so injured or damaged by fire or other cause as to be untenantable, Sublessor shall have the right at its option, within sixty (60) days from the date of such fire or other cause, to repair and restore the Sublet Premises to tenantable condition. No injury to the Sublet Premises rendering same untenantable shall annul or void this Sublease, except that Sublessee shall be entitled to a proportionate abatement of rent while repairs are being made. If repairs cannot be made within sixty (60) days, Sublessor, at its option, may make same within a reasonable time, this Sublease continuing in full force and effect and the rent to be proportionately abated. In the event that Sublessor does not so elect to make repairs which cannot be made within sixty (60) days, or repairs cannot be made under current laws or regulations, this Sublease may terminate at the option of either party. A total destruction of the Sublet Premises shall automatically terminate this Sublease.

      B. Each of Sublessor and Sublessee hereby releases the other from any and all liability or responsibility to the other or any claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or any other perils insured in policies of insurance covering such property, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible; provided, however, that this release shall be applicable and in force and effect only with respect to loss or damage occurring during such times as the releasor's policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder and then only to the extent of the insurance proceeds payable under such policies.


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      13. Liability and Insurance.

      A. Sublessor shall not be liable to Sublessee or Sublessee's employees, agents, patrons or visitors, or to any other person whomsoever, for any injury to person or damage to property on or about the Sublet Premises, resulting from and/or caused in part or whole by the negligence or misconduct of Sublessee, its agents, servants or employees, or of any other person entering upon the Sublet Premises, or caused by the building in which the Sublet Premises are located becoming out of repair, or caused by leakage of gas, oil, water or steam, or by electricity emanating from the Sublet Premises, or due to any cause whatsoever, and Sublessee hereby covenants and agrees that it will at all times indemnify and hold safe and harmless the Sublessor, the Sublessor's agents and employees from any loss, liability, claims, suits, costs, expenses, including without limitation attorneys' fees and damages, both real and alleged, arising out of any such damage or injury; except injury to persons or damage to property the sole cause of which is the negligence of Sublessor.

      B. Sublessee shall procure and maintain throughout the term of this Sublease (i) Commercial General Liability Insurance (or the equivalent ISO form in use from time to time in the State of New York), on an occurrence basis, such insurance to afford protection in an amount of not less than One Million ($1,000,000) Dollars coverage for bodily injury, death and property damage occurring in or about the Sublet Premises arising out of any one occurrence and Two Million ($2,000,000) Dollars in the aggregate (such limit to apply on a "per location basis"), protecting Sublessee as the insured and Prime Landlord and Sublessor against any and all claims for personal injury, death or property damage occurring in or about the Sublet Premises; (ii) "All Risk" Property Insurance on Sublessee's property; (iii) Workers Compensation Coverage, as required by law, and Employers Liability coverage in an amount of not less than One Million ($1,000,000) Dollars each accident/One Million ($1,000,000) Dollars each employee and One Million ($1,000,000) Dollars policy limit; (iv) Business Automobile Coverage in an amount of not less than One Million ($1,000,000) Dollars combined single limit per accident for bodily injury or property damage occurring in or about the Sublet Premises (which policy form shall include coverage for "Any Auto" which includes autos owned, hired and non-owned); and
(v) Umbrella Liability Coverage with limits of liability of not less than Five Million ($5,000,000) Dollars per occurrence and general aggregate per location. All deductibles shall be paid by Sublessee. All such policies shall be procured by Sublessee from responsible insurance companies satisfactory to Sublessor. Certificates of such insurance shall be delivered to Sublessor prior to the Commencement Date of this Sublease. Not less than fifteen (15) days prior to the expiration date of any such policies, certificates of the renewals thereof (bearing notations evidencing the payment of renewal premiums) shall be delivered to Sublessor. Such certificates shall further provide that not less than thirty (30) days' written notice shall be given to Sublessor before such policy may be cancelled or changed to reduce insurance provided thereby.

      C. Sublessee shall reimburse Sublessor, upon Sublessor's demand therefor, as additional rent, for one hundred percent (100%) of any increase in premiums over the premiums in effect on the Commencement Date for fire insurance upon the Sublet Premises, including extended coverage, rental value, vandalism and malicious mischief, as well as liability, which is maintained during the term of this Sublease by Sublessor.


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      14. Condemnation.

      A. If the whole or any substantial part of the Sublet Premises should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Sublet Premises for the purpose for which they are then being used, this Sublease shall terminate and the rent shall be abated during the unexpired portion of this Sublease, effective when the physical taking of the Sublet Premises shall occur.

      B. If part of the Sublet Premises shall be taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Sublease is not terminated as provided in the subparagraph above, this Sublease shall not terminate, but the rent payable hereunder during the unexpired portion of the Sublease shall be reduced in the ratio which the diminution in the total floor space of the Sublet Premises following such taking shall bear to the total floor space immediately prior thereto.

      C. All awards derived from any such taking shall belong to and be the property of the Sublessor except that the Sublessee shall be entitled to receive any award for relocation expenses.

      15. Holding Over. Sublessee will, at the termination of this Sublease by lapse of time or otherwise, yield up immediate possession to Sublessor. In the event of any holding over by Sublessee or any of its successors in interest after the expiration or termination of this Sublease, unless the parties hereto otherwise agree in writing, the holdover tenancy shall be subject to termination by Sublessor at any time upon not less than five (5) days' advance written notice, or by Sublessee at any time upon not less than thirty (30) days' advance written notice, and all of the other terms and provisions of this Sublease shall be applicable during the period, except that Sublessee shall pay Sublessor from time to time upon demand, as rental for the period of any holdover, an amount equal to one and one-half (1-1/2) the rent in effect on the termination date, computed on a daily basis for each day of the holdover period. No holding over by Sublessee, whether with or without consent of Sublessor, shall operate to extend this Sublease except as otherwise expressly provided.

      16. Quiet Enjoyment. Sublessor covenants that it is the tenant pursuant to the Prime Lease and has good title to the leasehold created thereby, free and clear of all liens and encumbrances, excepting only the lien for current taxes not yet due, such mortgage or mortgages as are permitted by the terms of this Sublease, zoning ordinances, and other building and fire ordinances and governmental regulations relating to the use of such property, and easements, restrictions, and other conditions of record. Sublessee agrees to take the Sublet Premises subject to the provisions of the Prime Lease. Sublessor represents and warrants that it has full right and authority to enter into this Sublease and that Sublessee, upon paying the rental herein set forth and performing its other covenants and agreements herein set forth, shall peaceably and quietly have, hold, and enjoy the Sublet Premises for the term hereof without hindrance or molestation from Sublessor, subject to the terms and provisions of this Sublease.


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      17. Prime Lease. Except as may be inconsistent with the terms hereof, all the terms, covenants and conditions contained in the Prime Lease (other than any options or rights of first refusal granted to Sublessor or obligations of Sublessor to offer to purchase the Sublet Premises) shall be applicable to this Sublease with the same force and effect as if Sublessor were the lessor under the Prime Lease and Sublessee were the lessee thereunder; and in case of any breach hereof by Sublessee, Sublessor and Sublessee shall have all the rights against each other as would be available to the Prime Landlord and the lessee under the Prime Lease if such breach were by a party thereto. Neither Sublessor nor Sublessee shall either do or permit anything to be done which would cause the Prime Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in the Prime Landlord. Sublessee shall indemnify and hold Sublessor harmless from and against all claims of any kind whatsoever by reason of any breach or default on the part of Sublessee by reason of which the Prime Lease may be terminated or forfeited, except by reason of any breach or default on the part of Sublessor that could cause the Prime Lease to be terminated. Sublessor agrees that, provided that Sublessee is not in default under the Sublease, Sublessor shall not (i) voluntarily surrender the Sublet Premises prior to the expiration or termination of the term of the Sublease, except in instances in which the Prime Lease terminates early due to casualty damage, taking of the Premises by eminent domain or otherwise through no fault of Sublessor, or (ii) breach its obligations under the Prime Lease so as to give the Prime Landlord the right to terminate the Prime Lease, and Sublessor agrees to indemnify and hold Sublessee harmless from losses or damages arising from Sublessor's failure to comply with the foregoing. Sublessor shall retain the right to exercise the cancellation option set forth in Section 66 of the Prime Lease, but agrees that it shall exercise such right only with the prior written consent of Sublessee. In the event that the cancellation option is so exercised, Sublessee agrees to pay the associated termination fee of $132,182.86.

      18. Use of Hazardous Material.

      A. As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste which is or becomes regulated by any state or local government authority or the United States Government. The term "Hazardous Material" includes, without limitation, any material or substance which is (i) listed in the United States Department of Transportation Hazardous Materials Table (49 CFR ss.172.101, including the appendix to ss.172.101); (ii) identified by the Environmental Protection Agency as a hazardous substance in 40 CFR Part 302; (iii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. ss.1317); (iv) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq. (42 U.S.C. ss.6903); (v) defined as a "hazardous waste" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq. (42 U.S.C. ss.9601); (vi) an asbestos containing material; (vii) any petroleum product or material in any way derived from or containing any petroleum product; (viii) defined as a "hazardous waste", a "hazardous material", a "hazardous substance", a "contaminant", or as a "waste" under any statue, code or administrative rule of any jurisdiction in which the Sublet Premises is located, or under any amendments, revisions, supplements, or replacements of any of the above or any regulations implementing any of the above.

      B. Sublessee shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Sublet Premises by Sublessee, its agents, employees, contractors or invitees without the prior written consent of Sublessor, which Sublessor shall not unreasonably withhold as long as Sublessee demonstrates to Sublessor's reasonable satisfaction that such Hazardous Material is necessary or useful to Sublessee's business and will be used, kept, stored and disposed of in a manner that complies with all laws regulating any such Hazardous Material so brought upon or used or kept in or about the Sublet Premises. If Sublessee breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Sublet Premises caused or permitted by Sublessee, its agents, employees, contractors or invitees results in contamination of the Sublet Premises, or if contamination of the Sublet Premises by any Hazardous Material otherwise occurs for which Sublessee is legally liable to Sublessor for damage resulting therefrom, then Sublessee shall indemnify, defend and hold Sublessor harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Sublet Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Sublet Premises, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which arise during or after the lease term as a result of such contamination. This indemnification of Sublessor by Sublessee includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of any Hazardous Material present in the soil or ground water on or under the Sublet Premises. Without limiting the foregoing, if the presence of any Hazardous Material on the Sublet Premises caused or permitted by Sublessee, its agents, employees, contractors, or invitees results in any contamination of the Sublet Premises, Sublessee shall promptly take all actions at its sole expense as are necessary to return the Sublet Premises to the condition existing prior to the introduction of any such Hazardous Material to the Sublet Premises; provided that Sublessor's approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Sublet Premises. The foregoing indemnity shall survive the expiration or earlier termination of this Sublease.

      19. Events of Default. The following events shall be deemed to be Events of Default by Sublessee under this Sublease:

            (a) Sublessee shall fail to pay any installment of the rent hereby reserved when due, or any payment with respect to taxes hereunder when due, or any other payment or reimbursement to Sublessor required herein when due, and such failure shall continue for a period of ten (10) days from the date such payment was due.

            (b) Sublessee shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

            (c) Sublessee shall file a bankruptcy or Sublessee shall be adjudged bankrupt or insolvent in proceedings filed against Sublessee.

            (d) A receiver or trustee shall be appointed for all or substantially all of the assets of Sublessee.

            (e) Sublessee shall desert or vacate any substantial portion of the Sublet Premises.

            (f) Sublessee shall fail to comply with any term, provision or covenant of this Sublease (other than the foregoing in this Paragraph 19), and shall not cure such failure within twenty (20) days after written notice thereof to Sublessee.

      20. Remedies. Upon the occurrence of any of Events of Default described in Paragraph 19 hereof, Sublessor shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

            (a) Terminate this Sublease, in which event Sublessee shall immediately surrender the Sublet Premises to Sublessor, and if Sublessee fails so to do, Sublessor may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Sublet Premises and expel or remove Sublessee and any other person who may be occupying such Sublet Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim for damages therefor; and Sublessee agrees to pay to Sublessor on demand the amount of any loss and damage which Sublessor may suffer by reason of such termination, whether through inability to relet the Sublet Premises or through decrease in rent or otherwise.

            (b) Enter upon and take possession of the Sublet Premises and expel or remove Sublessee and any other person who may be occupying such Sublet Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim for damages therefor, and relet the Sublet Premises and receive the rent therefor; and Sublessee agrees to pay to the Sublessor on demand any deficiency that may arise by reason of such reletting.

            (c) Enter upon the Sublet Premises, by force if necessary, without being liable for prosecution or any claim for damages therefor, and do whatever Sublessee is obligated to do under the terms of this Sublease; and Sublessee agrees to reimburse Sublessor, on demand, for any expenses which Sublessor may incur in thus effecting compliance with Sublessee's obligations under this Sublease, and Sublessee further agrees that Sublessor shall not be liable for any damages resulting to the Sublessee from such action.

      In the event Sublessee fails to pay any installment of rent hereunder as and when such installment is due, to help defray the additional cost to Sublessor for processing such late payments, Sublessee shall pay to Sublessor on demand a late charge in an amount equal to three percent (3%) of such installment; and the failure to pay such amount within ten (10) days after demand therefor shall be an Event of Default hereunder. The provision for such late charge shall be in addition to all of Sublessor's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Sublessor's remedies in any manner.

      Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Sublessor hereunder or of any damages accruing to Sublessor by reason of the violation of any of the terms, provisions and covenants herein contained. No act or thing done by the Sublessor or its agents during the term hereby granted shall be deemed a termination of this Sublease or an acceptance of the surrender of the Sublet Premises, and no agreement to terminate this Sublease or to accept a surrender of said Sublet Premises shall be valid unless in writing signed by Sublessor. No waiver by Sublessor or any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Sublessor's acceptance of the payment of rental or other payments hereunder after the occurrence of an event of default shall not be construed as a waiver of such default, unless Sublessor so notifies Sublessee in writing. Forbearance by Sublessor to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default or of Sublessor's right to enforce any such remedies with respect to such default or any subsequent default. If, on account of any breach or default by Sublessee in Sublessee's obligations under the terms and conditions of this Sublease, it shall become necessary or appropriate for Sublessor to employ or consult with an attorney concerning or to enforce or defend any of Sublessor's rights or remedies hereunder, Sublessee agrees to pay any reasonable attorneys' fees so incurred.

      21. Sublessor's Lien. In addition to any statutory lien for rent in Sublessor's favor, Sublessor shall have and Sublessee hereby grants to Sublessor a continuing security interest for all rentals and other sums of money becoming due hereunder form Sublessee, upon all equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property of Sublessee situated on the Sublet Premises, and after the occurrence of an Event of Default such property shall not be removed therefrom without the consent of Sublessor until all arrearages in rent as well as any and all other sums of money then due to Sublessor hereunder shall first have been paid and discharged. After the occurrence of an Event of a Default under this Sublease, Sublessor shall have, in addition to any other remedies provided herein or by law, all rights and remedies under the Uniform Commercial Code, including without limitation the right to sell the property described in this Paragraph 20 at public or private sale upon five (5) days' notice to Sublessee. Sublessee hereby agrees to execute such financing statements and other instruments necessary or desirable in Sublessor's discretion to perfect the security interest hereby created. Any statutory lien for rent is not hereby waived, the express contractual lien herein granted being in addition and supplementary thereto.

      22. Mortgages and Prime Lease. Sublessee accepts this Sublease subject and subordinate to the Prime Lease and any mortgage(s) and/or deed(s) of trust now or at any time hereafter constituting a lien or charge upon the Sublet Premises or the improvements situated thereon; provided, however, that if the Prime Landlord, mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Sublessee's interest in this Sublease superior to any such instrument, then by notice to Sublessee from such mortgagee, trustee or holder, this Sublease shall be deemed superior to such lien, whether this Sublease was executed before or after said Prime Lease, mortgage or deed of trust. Sublessee shall at any time hereafter, on demand, execute any instruments, releases or other documents which may be required by any mortgagee for the purpose of subjecting and subordinating this Sublease to the lien of any such Prime Lease, mortgage and/or deed of trust.

      23. Mechanic's Liens. Sublessee shall have no authority, express or implied, to create or place any lien or encumbrance, of any kind or nature whatsoever upon, or in any manner to bind, the interest of Sublessor in the Sublet Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Sublessee, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the Leasehold interest granted to Sublessee by this instrument. Sublessee covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Sublet Premises on which any lien is or can be validly and legally asserted against its Leasehold interest in the Sublet Premises or the improvements thereon and that it will save and hold Sublessor harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the Leasehold estate or against the right, title and interest of the Sublessor in the Sublet Premises or under the terms of this Sublease.

      24. Notices. Each provision of this instrument or of any applicable governmental laws, ordinances, regulations and other requirements with reference to the sending, mailing or delivery of any notice or the making of any payment by Sublessor to Sublessee or with reference to the sending, mailing, or delivery of any notice or the making of any payment by Sublessee to Sublessor shall be deemed to be complied with when and if the following steps are taken:

            (a) All rent and other payments required to be made by Sublessee to Sublessor hereunder shall be payable to Sublessor at the address hereinbelow set forth or at such other address as Sublessor may specify from time to time by written notice delivered in accordance herewith. Sublessee's obligation to pay rent and any other amounts to Sublessor under the terms of this Sublease shall not be deemed satisfied until such rent and other amounts have been actually received by Sublessor.

            (b) Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered whether actually received or not when deposited in the United States Mail, postage prepaid, Certified or Registered Mail, addressed to the parties hereto at the respective addresses set out below, or at such other address as they have theretofore specified by written notice delivered in accordance herewith:

      Sublessor:                                    Sublessee:

      Huttig Building Products, Inc.                Air Industries Group, Inc.
      555 Maryville University Drive                1480 North Clinton Avenue
      Suite 400                                     Bayshore, NY 11706
      St. Louis, Missouri 63141                     Attn.: Peter Rettaliata
      Attention:  President and CEO

      If and when included within the term "Sublessor", as used in this instrument, there are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notices and payments to Sublessor; if and when included within the term "Sublessee", as used in this instrument, there are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address within the continental United States for the receipt of notices and payments to Sublessee. All parties included within the terms "Sublessor" and "Sublessee", respectively, shall be bound by notices given in accordance with the provisions of this paragraph to the same effect as if each had received such notice.

      25. Miscellaneous.

      A. Words of any gender used in this Sublease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

      B. The terms, provisions, covenants, and conditions contained in this Sublease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns except as otherwise herein expressly provided. Each party agrees to furnish the other, promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Sublease.

      C. The captions inserted in this Sublease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Sublease, or any provision hereof, or in any way affect the interpretation of this Sublease.

      D. Sublessee agrees from time to time within ten (10) days after request of Sublessor, to deliver to Sublessor, or Sublessor's designee, an estoppel certificate stating that this Sublease is in full force and effect, the date to which rent has been paid, the unexpired term of this Sublease and such other matters pertaining to this Sublease as may be reasonably requested by Sublessor. It is understood and agreed that Sublessee's obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Sublessor's execution of this Sublease.

      E. This Sublease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

      F. All obligations of Sublessee hereunder not fully performed as of the expiration or earlier termination of the term of this Sublease shall survive the expiration or earlier termination of the term hereof, including without limitation all payment obligations with respect to taxes and insurance and all obligations concerning the condition of the Sublet Premises. Upon the expiration or earlier termination of the term hereof, and prior to Sublessee vacating the Sublet Premises, Sublessee shall pay to Sublessor any amount reasonably estimated by Sublessor as necessary to put the Sublet Premises, including without limitation all heating and air conditioning systems and equipment therein, in good condition and repair. Sublessee shall also, prior to vacating the Sublet Premises, pay to Sublessor the amount, as estimated by Sublessor, of Sublessee's obligation hereunder for real estate taxes and insurance premiums for the year in which the Sublease expires or terminates. All such amounts shall be used and held by Sublessor for payment of such obligations of Sublessee hereunder, with Sublessee being liable for any additional costs therefor upon demand by Sublessor, or with any excess to be returned to Sublessee after all such obligations have been determined and satisfied, as the case may be. Any security deposit held by Sublessor shall be credited against the amount payable by Sublessee under this Paragraph 24(F).

      G. This Sublease contains the entire agreement of the parties and no representation or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

      H. No failure of Sublessor to exercise any power given Sublessor hereunder, or to insist upon strict compliance of any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Sublessor's right to demand exact compliance with the terms hereof.

      I. Time is of the essence of each term and provision of this Sublease.

      J. If any clause or provision of this Sublease is illegal, invalid or unenforceable under present or future laws effective during the term of this Sublease, then and in that event, it is the intention of the parties hereto that the remainder of this Sublease shall not be affected thereby, and it is also the intention of the parties of this Sublease that in lieu of each clause or provision of this Sublease that is illegal, invalid or unenforceable, there be added as a part of this Sublease contract a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

      K. Because the Sublet Premises are on the open market and are presently being shown, this Sublease shall be treated as an offer by the Sublessee with the Sublet Premises being subject to prior sublease and offer subject to withdrawal or non-acceptance by Sublessor or to other use of the Sublet Premises without notice, and this Sublease shall not be valid or binding unless and until accepted by Sublessor in writing and a fully executed copy delivered to both parties hereto.

      L. Tenant agrees that Tenant and not Sublessee shall be obligated to reimburse the Prime Landlord for legal fees incurred by the Prime Landlord in connection with this Sublease for which reimbursement is required pursuant to
Section 54(a)(v) of the Prime Lease.

          EXECUTED BY SUBLESSEE, this ____ day of ______________, 2007.

                                        SUBLESSEE:

                                        AIR INDUSTRIES GROUP, INC.

Attest/Witness:

                                        By:
---------------------------------              ---------------------------------

                                        Title:
---------------------------------              ---------------------------------


          EXECUTED BY SUBLESSOR, this ____ day of _____________, 2007.

                                        SUBLESSOR:

                                        HUTTIG BUILDING PRODUCTS, INC.

Attest/Witness:

                                        By:
---------------------------------              ---------------------------------

                                        Title:
---------------------------------              ---------------------------------

                                    EXHIBIT A

                                   PRIME LEASE

                                    EXHIBIT B

                                 SUBLET PREMISES

                           [FLOORPLAN GRAPHIC OMITTED]

                                                --------------------------------
                                                Sublessee shall not block or
                                                otherwise restrict access to the
                                                western portion of the Premises
                                                or the western portion of the
                                                parking area/truck court on
                                                either the north or south side
                                                of Sublessee's parking areas.
                                                --------------------------------

                                    EXHIBIT C

                             SUBLESSEE'S ALTERATIONS

Sublessee shall make the following alterations:

Overhead Door

      o Remove and replace one of the metal overhead doors (from the street, this would be the second to last door on the left side)

      o Enlarge the existing opening to install a 14' x 14' overhead door, with electrical connection

Concrete Floor Repair

      o Remove damaged 12' x 16' x 4" concrete slab located inside the doorway, and replace with new concrete, 12' x 16' x 8"

      o Remove/repair 17' x 24' x 4" of damaged concrete from warehouse floor, as required

Interior Walls (sheet rock, 2x4 framing)

      o Install sheet rock walls from floor to bottom of joists in warehouse to segregate one unit, approx. 16,600 sq ft of floor space

      o One of these walls will have a metal door, 72" W x 84" H, with (2) panes of 10" x 10" vision glass

      o Create interior office space (sheetrock), as required, within the existing footprint

                                    EXHIBIT D

                                SUBLESSOR'S WORK

Sublessor shall fill in the existing holes in the demising wall with concrete block so as to secure the Sublet Premises.